EXHIBIT 99.1
Compass Diversified Completes Acquisition of Leading Synthetic Insulation Provider PrimaLoft
WESTPORT, Conn., July 13, 2022 -- Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, today announced the completion of the Company’s previously announced acquisition of PrimaLoft Technologies Holdings, Inc., the parent company of PrimaLoft, Inc. (“PrimaLoft”), from Victor Capital Partners and minority owners, pursuant to an agreement entered into on June 4, 2022.
Based in Latham, New York, PrimaLoft was established in 1983 by Albany International Corporation (NYSE: AIN) in response to a U.S. Army request to develop a synthetic insulation for soldiers that replicated the warmth and weight characteristics of traditional goose down, but also remained warm when wet. In addition to maintaining high performance in wet conditions, the portfolio of PrimaLoft® synthetic insulations offers products that can both mimic natural down aesthetics and provide the freedom to design garments ranging from stylish puffers to lightweight performance apparel. PrimaLoft insulations also offer superior economics to the brand partner and enable better sustainability characteristics through the use of recycled, low-carbon inputs.
The acquisition was completed for a purchase price of $530 million (excluding working capital, other customary adjustments, and acquisition related costs). The Company funded the acquisition via a new $400 million five-year Term Loan A loan and amended its existing credit agreement to extend its $600 million Revolver through July 2027. CODI’s initial equity ownership in PrimaLoft is approximately 91%. PrimaLoft’s management team and existing shareholders invested alongside CODI and own the remaining 9%.
“We are excited to have completed our acquisition of PrimaLoft and look forward to partnering with their experienced leadership team to capitalize on the significant market opportunities ahead,” said Elias Sabo, CEO of Compass Diversified. “PrimaLoft has earned the trust of over 950 leading brands and we’re pleased to support its next phase of growth.”
Mike Joyce, President and CEO of PrimaLoft, commented: “The closing of this transaction is an important milestone in PrimaLoft’s nearly 40-year history, and I’m excited to be partnering with the CODI team as we work to drive continued growth. CODI has the resources and partnership experience we need to advance our company to the next level, and we look forward to collaborating and growing together.”
About PrimaLoft
PrimaLoft, Inc. is a branded, advanced material technology company based in Latham, New York and is a world leader in the research and innovative development of high-

performance material solutions, specializing in insulations and fabrics. PrimaLoft® insulation was originally developed for the U.S. Army as a water-resistant, synthetic alternative to down. Since 1983, a heritage of proven & tested technologies has built trust across the textile industry, with more than 950 global brands using PrimaLoft products in outdoor, lifestyle, home furnishings, work wear, hunting and military applications. With its Relentlessly Responsible™ mission, PrimaLoft strives to balance innovation, performance and sustainability in the pursuit of a better future. Today, the brand is recognized as a benchmark for providing unsurpassed comfort in any condition, while lessening its impact on the environment.
About Compass Diversified
Since its founding in 1998, CODI has consistently executed on its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the niche industrial and branded consumer sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the expectations related to the future performance of CODI and PrimaLoft. Words such as "believes," "expects," “will,” “anticipates,” “intends,” “continue,” "projects," “potential,” “assuming,” and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, some of which are not currently known to CODI. In addition to factors previously disclosed in CODI’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements: difficulties and delays in integrating PrimaLoft’s business or fully realizing cost savings and other benefits; business disruption following the closing of the transaction; changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters, social, civil and political unrest or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic and its impact on the markets in which we operate; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Further information regarding CODI and factors which could affect the forward-looking statements contained herein can be found in CODI’s annual reports on Form 10-

K, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements speak only as of the date they are made. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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